Exhibit 3.1

CERTIFICATE OF AMENDMENT

TO THE

AMENDED AND RESTATED CERTIFICATE OF INCORPORATION

OF

GORES TECHNOLOGY PARTNERS II, INC.

GORES TECHNOLOGY PARTNERS II, INC., a corporation organized and existing under the laws of the State of Delaware, hereby certifies as follows:

1. The name of the Corporation is Gores Technology Partners II, Inc. The original Certificate of Incorporation of the Corporation was filed with the Secretary of State of the State of Delaware on December 21, 2020. An Amended and Restated Certificate of Incorporation of the Corporation was filed with the Secretary of State of the State of Delaware on March 11, 2021 (the “Amended and Restated Certificate”).

2. This Amendment to the Amended and Restated Certificate (this “Amendment”) has been duly adopted by the Board of Directors of the Corporation and approved by the Corporation’s stockholders in accordance with the provisions of the Amended and Restated Certificate and Section 242 of the General Corporation Law of the State of Delaware. The approval of the Amendment is intended to constitute the adoption of a plan of complete liquidation of the Corporation for U.S. federal income tax purposes.

3. This Amendment further amends the provisions of the Amended and Restated Certificate.

4. The Amended and Restated Certificate is hereby amended by deleting Section 9.1(b) in its entirety and inserting the following in lieu thereof:

(b) Immediately after the Offering, a certain amount of the net offering proceeds received by the Corporation in the Offering (including the proceeds of any exercise of the underwriters’ over-allotment option) and certain other amounts specified in the Corporation’s registration statement on Form S-1, as initially filed with the Securities and Exchange Commission on February 1, 2021, as amended (the “Registration Statement”), shall be deposited in a trust account (the “Trust Account”), established for the benefit of the Public Stockholders (as defined below) pursuant to a trust agreement described in the Registration Statement. Except with respect to up to $900,000 per year of interest earned on the funds held in the Trust Account that may be released to fund regulatory compliance requirements and other costs related thereto (a “Regulatory Withdrawal”), plus additional amounts necessary to pay the Corporation’s franchise and income tax obligations, if any, the proceeds from the Offering and the sale of the private placement warrants will not be released from the Trust Account until the earlier of (i) the completion of the initial Business Combination, (ii) the redemption of 100% of the Offering Shares (as defined below) if the Corporation is unable to complete its initial Business Combination by the later of (A) December 15, 2022 or (B) the date of the effectiveness of this Certificate of Amendment to the Amended and Restated Certificate of Incorporation of the Corporation pursuant to the DGCL (the “End Date”), and (iii) the redemption of shares in connection with a vote seeking to amend any provisions of the Amended and Restated Certificate relating to stockholders’ rights or pre-initial Business Combination activity (as described in Section 9.7). Holders of shares of Common Stock included as part of the units sold in the Offering (the “Offering Shares”) (whether such Offering Shares were purchased in the Offering or in the secondary market following the Offering and whether or not such holders are affiliates of Gores Technology Partners Sponsor II LLC (the “Sponsor”) or officers or directors of the Corporation) are referred to herein as “Public Stockholders.”

5. The Amended and Restated Certificate is hereby amended by deleting Section 9.2(d) in its entirety and inserting the following in lieu thereof:

(d) In the event that the Corporation has not consummated an initial Business Combination by the End Date, the Corporation shall (i) cease all operations except for the purpose of winding up, (ii) as promptly as reasonably possible but not more than ten business days thereafter subject to lawfully available funds therefor, redeem 100% of the Offering Shares in consideration of a per-share price, payable in cash, equal to the quotient obtained by dividing (A) the aggregate amount then on deposit in the Trust Account, including interest not previously released to the Corporation to fund Regulatory Withdrawals, and/or to pay its franchise and income taxes (less up to $100,000 of such net interest to pay dissolution expenses), by (B) the total number of then outstanding Offering Shares, which redemption will completely extinguish rights of the Public Stockholders (including the right to receive further liquidating distributions, if any), subject to applicable law, and (iii) as promptly as reasonably possible following such redemption, subject to the approval of the remaining stockholders (if required by the DGCL) and the Board in accordance with applicable law, dissolve and liquidate, subject in each case to the Corporation’s obligations under the DGCL to provide for claims of creditors and other requirements of applicable law.

6. The Amended and Restated Certificate is hereby amended by deleting Section 9.7 in its entirety and inserting the following in lieu thereof:

Section 9.7. Additional Redemption Rights. If, in accordance with Section 9.1(a), any amendment is made (i) to Section 9.2(d) that would modify the substance or timing of the Corporation’s obligation to allow redemptions in connection with the Corporation’s initial Business Combination or to redeem 100% of the Offering Shares if the Corporation has not consummated an initial Business Combination by the End Date, or (ii) with respect to any other provision herein relating to stockholder’s rights or pre-initial Business Combination activity, the Public Stockholders shall be provided with the opportunity to redeem their Offering Shares upon the approval of any such amendment, at a per-share price, payable in cash, equal to the aggregate amount then on deposit in the Trust Account, including interest not previously released to the Corporation to fund Regulatory Withdrawals and/or to pay its franchise and income taxes, divided by the number of then outstanding Offering Shares.

[Signature Page Follows]

IN WITNESS WHEREOF, the undersigned has executed this Certificate of Amendment on this day of December 15, 2022.

GORES TECHNOLOGY PARTNERS II, INC.

By:	/s/ Edward W. Fike
Name: Edward W. Fike
Title: Chief Executive Officer